UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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ARI NETWORK SERVICES, INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC PARK CITY CAPITAL OFFSHORE MASTER, LTD. MICHAEL J. FOX JOHN M. MUELLER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

In the “Proxy Contest Q&A” filed by ARI Network Services, Inc. on December 16, 2016, ARI states that they are open to a settlement with Park City Capital. However, as the e-mails indicate below, ARI rejected any settlement with Park City Capital on any terms, through its Chairman Will Luden, who stated “We had a board level discussion and we have decided to let the process run its course.” This e-mail was sent by Mr. Luden to Mr. Fox of Park City Capital in response to Mr. Fox’s call to Mr. Luden and suggestion that the parties discuss the idea of a settlement in general. Mr. Fox did not provide a specific settlement offer. He simply offered the idea of settlement discussions. As it has been for the past two years, Park City Capital remains open to working amicably with ARI on a productive basis, and would entertain any suggestions by ARI, none of which have been offered to date.

From: Will Luden <will@livingforexcellence.co>
Date: December 7, 2016 at 3:48:36 PM CST
To: Michael Fox <mike@parkcitycap.com>
Subject: Re: Follow up

Mike,

Thanks for reaching out regarding the proxy matter.  We had a board level discussion and we have decided to let the process run its course.  If you have further suggestions that you would like us to consider, please submit them either via e-mail or in writing and we will respond as soon as practical.

Regards,

Will Luden

On Mon, Dec 5, 2016 at 12:40 PM, Michael Fox wrote:

Hi Will,

I look forward to your response.  While I hope the board decides to work with us amicably, I do want to let you know that we will not be able to suspend our efforts while the board has these discussions, as that could jeopardize our position in the shareholder vote.  I just wanted to be upfront with you about that.

Thanks,

Mike

On Dec 2, 2016, at 3:02 PM, Will Luden wrote:

Hi Mike,

Thank you for your time on the phone.  As promised, I called Roy, and am asking Theresa to set up a conference call with Roy and the other board members for sometime next week.  While this is obviously a very busy (hectic) time for all of us, I will work to make this call happen as soon as convenient.

I will call you the moment that I have any new information.

Regards,

Will Luden

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. have filed with the Securities and Exchange Commission, and mailed to shareholders on or about November 29, 2016, a definitive proxy statement and a blue proxy card in connection with their solicitation of votes for the election of director nominees at the “2017” annual meeting of shareholders of ARI Network Services, Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,000,000 shares of common stock of ARI. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the ARI board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in Park City Capital’s definitive proxy statement and other materials filed with the SEC. SHAREHOLDERS OF ARI SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY CAPITAL’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183